Exhibit 99.1

Leading the world in quality lift truck
attachments, forks and accessories.

2201 NE 201st Avenue
Fairview, OR 97024-9718
PO Box 20187
Portland, OR 97294-0187 800
CASCADE (227 2233)
Tel 503.669.6300
Fax 503.669.6716
www.cascorp.com

Portland, Oregon
December 7, 2006

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED OCTOBER 31, 2006

Cascade Corporation (NYSE: CAE) today reported its financial results for the third quarter ended October 31, 2006.

Overview

•      Net sales of $122.8 million for the third quarter of fiscal 2007 were 9% higher than net sales of $112.6 million for the prior year quarter.

•      Net income of $12.3 million ($0.94 per diluted share) for the third quarter of fiscal 2007 was 13% higher than net income of $10.8 million ($0.84 per diluted share) for the third quarter of fiscal 2006. The increase is primarily due to higher sales levels in both North America and China.

Third Quarter Fiscal 2007 Summary

•      Summary financial results for the third quarter are outlined below (in thousands, except earnings per share):

Quarter ended October 31,	2006	2005	% Change
Net sales	$122,809	$112,599	9%
Gross profit	39,453	36,825	7%
Gross profit %	32%	33%
SG&A	19,830	19,288	3%
Operating income	19,210	17,165	12%
Interest expense (income), net	(81)	430
Other expense (income), net	(119)	68
Income before taxes	19,410	16,667	16%
Provision for income taxes	7,127	5,839
Effective tax rate	37%	35%
Net income	$12,283	$10,828	13%
Diluted earnings per share	$0.94	$0.84	12%

•      Higher sales in the third quarter of fiscal 2007 were primarily the result of higher levels of business activity. Details of the sales increase for the third quarter of fiscal 2007 over the prior year third quarter follow (in millions):

Revenue growth	$7.9	7%
Foreign currency changes	2.3	2%
Total	$10.2	9%

•      The consolidated gross profit percentage of 32% in the third quarter was 1% lower than in the third quarter of the prior year. Higher material costs and manufacturing inefficiencies in Europe accounted for the decreased margin.

•      The majority of the increase in SG&A was attributable to general cost increases and higher share-based compensation costs.

•      The effective tax rate of 37% is up slightly from the 35% rate in the third quarter of the prior year. This is due primarily to state income taxes and additional valuation allowances from pre-tax losses in Europe.

Market Conditions

•      Percentage increases in third quarter lift truck industry shipments, by region, as compared to the same quarter in the prior year are outlined below. Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate with the demand for our products.

Third Quarter*
North America	10%
Europe	19%
Asia Pacific, excluding China	0%
China	32%

*Represents calendar year data

•      The lift truck market outlook is for shipment levels to remain at current levels through the remainder of the year.

•      Our fourth quarter results have historically been influenced by holiday shutdowns which reduces the number of shipping days, depending on the region.

North America Summary

•      Summary financial results for the third quarter are outlined below (in thousands):

Quarter ended October 31,	2006	2005	% Change
Net sales	$68,287	$65,056	5%
Gross profit	27,334	26,430	3%
Gross profit %	40%	41%
SG&A	11,170	11,392	(2)%
Loss (gain) on disposition of assets	10	(1)
Amortization	89	38
Operating income	$16,065	$15,001	7%

•      The majority of our revenue increase over the prior year can be attributed to higher levels of business activity. Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$2.8	4%
Foreign currency changes	0.4	1%
Total	$3.2	5%

•      The gross profit percentage of 40% was 1% lower than the prior year third quarter. Material cost increases and the impact of a strengthening Euro to the U.S. dollar on purchases from European suppliers account for the decline.

•      The decrease in SG&A expense was primarily attributable to lower personnel and marketing costs, which were partially offset by higher share-based compensation costs.

Europe Summary

•      Summary of financial results for the third quarter are outlined below (in thousands):

Quarter ended October 31,	2006	2005	% Change
Net sales	$34,368	$29,786	15%
Gross profit	5,622	4,585	23%
Gross profit %	16%	15%
SG&A	5,754	5,336	8%
Loss on disposition of assets	28	121
Amortization	235	207
Operating loss	$(395)	$(1,079)	63%

•      Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$3.0	10%
Foreign currency changes	1.6	5%
Total	$4.6	15%

•      The increase in sales in Europe can be primarily attributed to a strong European lift truck market.

•      The gross profit percentage in Europe was higher in the third quarter compared to the prior year. However, prior year results included $1.0 million of expenses related to the closure of our Hoorn, The Netherlands facility. Excluding these closure costs, the gross margin percentage for the third quarter of fiscal 2006 would have been 19%. The third quarter fiscal 2007 gross profit margin was negatively impacted by inventory adjustments, manufacturing inefficiencies and costs associated with production modifications. We have made personnel and operational changes to address these inefficiencies. We expect to realize benefits from the production modifications starting with the fourth quarter of fiscal 2007.

•      The increase in SG&A was primarily due to additional sales and marketing and share-based compensation costs.

Asia Pacific Summary

•      Summary financial results for the third quarter are outlined below (in thousands):

Quarter ended October 31,	2006	2005	% Change
Net sales	$12,551	$11,895	6%
Gross profit	3,139	3,250	(3)%
Gross profit%	25%	27%
SG&A	2,147	1,957	10%
Gain on disposition of assets	(2)	—
Amortization	19	—
Operating income	$975	$1,293	(25)%

•      The sales increase in the Asia-Pacific region, which excludes China, was primarily due to strong sales growth in Korea and Japan. Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$0.5	4%
Foreign currency changes	0.2	2%
Total	$0.7	6%

•      Gross profit percentage declined due to a higher percentage of lower margin OEM products and higher material costs which could not be passed on to customers through higher sales prices.

•      The increase in SG&A was primarily due to additional marketing and employee benefit costs.

China Summary

•      Summary financial results for the third quarter are outlined below (in thousands):

Quarter ended October 31,	2006	2005	% Change
Net sales	$7,603	$5,862	30%
Gross profit	3,358	2,560	31%
Gross profit %	44%	44%
SG&A	759	603	26%
Loss on disposition of assets	9	—
Amortization	25	7
Operating income	$2,565	$1,950	32%

•      The net sales increase in China is due to a very strong Chinese lift truck market and general economic conditions in China. Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$1.6	28%
Foreign currency changes	0.1	2%
Total	$1.7	30%

•      Gross margin percentages in China have remained consistent. To date, the benefit of fixed cost absorption due to higher shipment volumes has offset cost increases.

•      Selling and administrative costs increased 24% in the third quarter excluding currency changes. This increase is due to additional sales and marketing costs and other general cost increases as we continue to develop the infrastructure to support the expansion of our Chinese operations.

Dividend, Share Repurchase and Other Matters

•      On December 5, 2006, our Board of Directors declared a quarterly dividend of $0.16 per share, payable on January 19, 2007 to shareholders of record as of January 3, 2007.

•      On September 5, 2006, our Board of Directors authorized a share repurchase program of up to $80.0 million over a two year period. As of October 31, 2006, we have repurchased 289,000 shares of common stock for $13.9 million. We anticipate the repurchases will continue to be made on an on-going basis based on market conditions, relevant securities laws and other factors. A majority of the share repurchases will be funded through cash flow from operations and existing cash balances.

•      We are increasing our revolving credit facility from $25.0 million to $125.0 million to fund potential acquisitions and to provide short-term funding for the share repurchase program.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, December 7, 2006 at 2:00 pm PST. Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (800) 257-1836, International callers can access the call by dialing (303) 262-2141. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11077438#, or internationally, by dialing (303) 590-3000 and entering passcode 11077438#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2006	2005	2006	2005
Net sales	$122,809	$112,599	$359,959	$342,080
Cost of goods sold	83,356	75,774	245,464	231,197
Gross profit	39,453	36,825	114,495	110,883

Selling and administrative expenses	19,830	19,288	59,579	56,333
Loss (gain) on disposition of assets	45	120	(572)	93
Amortization	368	252	975	1,195

Operating income	19,210	17,165	54,513	53,262
Interest expense	499	729	1,524	2,177
Interest income	(580)	(299)	(1,462)	(576)
Other expense (income)	(119)	68	(440)	(69)

Income before provision for income taxes	19,410	16,667	54,891	51,730
Provision for income taxes	7,127	5,839	19,651	17,944

Net income	$12,283	$10,828	$35,240	$33,786

Basic earnings per share	$0.97	$0.87	$2.80	$2.74
Diluted earnings per share	$0.94	$0.84	$2.69	$2.63

Basic weighted average shares outstanding	12,604	12,403	12,572	12,312
Diluted weighted average shares outstanding	13,050	12,966	13,088	12,848

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	October 31	January 31
	2006	2006

ASSETS
Current assets:
Cash and cash equivalents	$48,258	$35,493
Marketable securities	15,804	23,004
Accounts receivable, less allowance for doubtful accounts of $1,574 and $1,415	80,979	67,020
Inventories	54,791	56,996
Deferred income taxes	3,833	3,232
Prepaid expenses and other	5,239	5,373
Total current assets	208,904	191,118
Property, plant and equipment, net	78,933	75,374
Goodwill	80,275	78,820
Deferred income taxes	13,051	11,851
Other assets	3,365	4,120
Total assets	$384,528	$361,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,092	$4,741
Current portion of long-term debt	12,592	12,681
Accounts payable	24,100	25,124
Accrued payroll and payroll taxes	8,746	8,710
Accrued environmental expenses	973	984
Income taxes payable	1,469	2,373
Other accrued expenses	13,324	11,543
Total current liabilities	62,296	66,156
Long-term debt, net of current portion	12,500	12,500
Accrued environmental expenses	6,093	6,951
Deferred income taxes	4,012	4,009
Other liabilities	13,277	12,261
Total liabilities	98,178	101,877

Commitments and contingencies
Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,412 and 12,536 shares issued and outstanding	6,206	6,268
Additional paid-in capital	13,515	21,590
Retained earnings	253,453	223,867
Accumulated other comprehensive income	13,176	7,681
Total shareholders’ equity	286,350	259,406
Total liabilities and shareholders’ equity	$384,528	$361,283

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Nine Months Ended
	October 31
	2006	2005
Cash flows from operating activities:
Net income	$35,240	$33,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,251	12,208
Share-based compensation	2,958	1,243
Deferred income taxes	(1,853)	(755)
Loss (gain) on disposition of assets	(572)	93
Changes in operating assets and liabilities:
Accounts receivable	(12,130)	(274)
Inventories	3,729	(5,945)
Prepaid expenses and other	(443)	(475)
Accounts payable and accrued expenses	(1,522)	(2,339)
Income taxes payable and receivable	(1,090)	1,147
Other assets and liabilities	(55)	81
Net cash provided by operating activities	35,513	38,770

Cash flows from investing activities:
Capital expenditures	(11,890)	(7,473)
Sales of marketable securities	20,800	17,575
Purchases of marketable securities	(13,600)	(45,050)
Proceeds from disposition of assets	1,669	295
Net cash used in investing activities	(3,021)	(34,653)

Cash flows from financing activities:
Cash dividends paid	(5,654)	(4,812)
Payments on long-term debt	(89)	(243)
Notes payable to banks, net	(3,747)	221
Common stock issued under share-based compensation plans	1,764	2,709
Common stock repurchased	(12,808)	—
Excess tax benefit from exercise of share-based compensation awards	1,054	967
Net cash used in financing activities	(19,480)	(1,158)

Effect of exchange rate changes	(247)	(2,951)

Change in cash and cash equivalents	12,765	8
Cash and cash equivalents at beginning of period	35,493	30,482
Cash and cash equivalents at end of period	$48,258	$30,490